Exhibit 10.12
Preformed Line Products Company
Chief Executive Officer Bonus Plan
The Participant shall be the Chief Executive Officer (CEO) as elected by the Board of Directors and who held such office during any portion of the fiscal year for which payment is made.
At the end of each fiscal year, a bonus percentage will be determined based on the pretax profits of the Company as defined herein. If such profits are less than 4% of Average Net Worth, as defined herein, then no bonus payment will be made. If such profits are more than 4% of Average Net Worth, the bonus percentage will be determined as follows:

Pretax Profits as a % of	Bonus at 100%
Average Net Worth	Maximum payout
4.00 — 4.99%	45%
5.00 — 5.99%	50%
6.00 — 6.99%	55%
7.00 — 7.99%	60%
8.00 — 8.99%	65%
9.00 — 9.99%	70%
10.00 — 10.99%	75%
11.00 — 11.99%	80%
12.00 — 12.99%	85%
13.00 — 13.99%	90%
14.00 — 14.99%	95%
15.00 +	100%
The bonus amount for the Participant will be determined by applying the bonus percentage, as determined above, against the base salary earned by the individual that year during his/her period of participation in the Plan.
Pretax Profits for the purpose of this Plan shall mean the profits for such year determined in accordance with generally accepted accounting principles and practices applied consistently with previous years and before allowance for any federal and state income tax and before deduction of any amounts payable under this Plan as bonus or any other amount payable as the result of any payments under this Plan (including, but not limited to, payments made under the Profit-Sharing Plan and Trust).
Average Net Worth for the purposes of this Plan shall mean the arithmetical average of the Net Worth of the Company on the first and last day of the calendar year, excluding the cumulative foreign currency translation adjustment component thereof.

The Officers may estimate net profit for the year for the purpose of paying a portion of the bonus in December of such year. The balance due and payable, computed after the books have been closed and financial statements for such year have been compiled, shall be paid on or before March 15 of the following year.
If any Participant dies during any year for which a Bonus is paid, the Bonus which would have been due such Participant shall be paid to the spouse, or if the spouse should predecease him/her, to the living children equally, share and share alike. If there is no surviving spouse or living children, such payment shall be made to the living linear descendants, share and share alike. If there is not a surviving spouse or living children or linear descendants, such payment shall not be made.
If any Participant leaves the employ of the Company for any reason other than death or permanent disability, he/she shall forfeit any right to any bonus applicable to the year in which such termination of employment occurred.
Effective December 19, 2007

/s/	Glenn Corlett

Glenn Corlett